SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT, dated as of November 30, 2001 (this "Agreement"), by and among Larry Wright, James Cote', Louis Vogt, Gregory Golz and William Hughes (each a "Former Migra Shareholder" and collectively, the "Former Migra Shareholders") and Associated Estates Realty Corporation (the "Company").

RECITALS

A. The Company recently settled a lawsuit brought in the Harris County, Texas District Court against MIG Realty Advisors, Inc. ("MIGRA") and others involving a claim for contribution and indemnity arising out of MIGRA's having served as an investment advisor to an advisory client in connection with the acquisition of the Deerwood Apartments, an apartment project located in Houston, Texas (the "Lawsuit"). The settlement was memorialized pursuant to a settlement agreement, dated March 28, 2001, which had the effect of releasing MIGRA, the Company and the Former Migra Shareholders from all liability in connection with the Lawsuit (the "Settlement Agreement").

B. Pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated as of April 16, 1998, among MIGRA, the Former Migra Shareholders and the Company (the "Merger Agreement"), the Former Migra Shareholders guaranteed certain obligations of MIGRA under the Merger Agreement.

C. In settlement of the dispute between the Company and the Former Migra Shareholders with respect to whether the Former Migra Shareholders are liable to the Company for the Lawsuit, the Former Migra Shareholders contributed toward the settlement obligations incurred by the Company under the Settlement Agreement by directing the Company to redeem partnership units owned by them in AERC HP Advisors Limited Partnership (the "Partnership") in the respective amounts as provided in attached Schedule A.

D. The Company and the Former Migra Shareholders desire to memorialize their understanding concerning the contribution of the Former Migra Shareholders to the settlement of the Lawsuit by entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the party signatories hereby agree as follows:

1. CONTRIBUTION TOWARD SETTLEMENT. Each Former Migra Shareholder (i) confirms, ratifies and approves the redemption of 39,314 Class A OP limited partnership units in the Partnership as their collective contribution to the overall settlement obligations incurred by the Company under the Settlement Agreement, (ii) consents to the redemption, transfer and assignment to the Company of the respective number of redeemed Class A OP limited partnership units, shown for each Former Migra Shareholder, as provided in attached Schedule A (as shown in the "Redeemed Units" column), effective as of May 15, 2001, (iii) agrees that the number of remaining units owned by each of them in the Partnership, after giving effect to such redemption, is correctly set forth as shown in attached Schedule A (under the column entitled "Remaining OP Units"), (iv) authorizes, ratifies, approves and directs the Company to transfer to the Company the number of redeemed Class A OP limited partnership units specified for each Former Migra Shareholder, as shown in the "Redeemed Units" column in attached Schedule A and (v) represents and warrants that all units so redeemed are free and clear of all liens and encumbrances whatsoever.

2. RELEASE. Except for those obligations set forth in this Agreement, the Company hereby fully and completely releases and discharges all claims and causes of action, whether liquidated or contingent, known or unknown, accrued or unaccrued, past, present or future that it has or potentially could have against the Former Migra Shareholders arising out of or in any way relating to the Lawsuit or MIGRA's involvement with the acquisition of the Deerwood Apartments by MIGRA's investment advisory client, including without limitation any claims that may have been brought directly against MIGRA by such advisory client (the "Released Claims"); provided, however, except for the Released Claims, this release shall not waive, release, limit, restrict or affect in any way any other asserted or unasserted obligations of the Former Migra Shareholders under the Merger Agreement.

3. WAIVER. Each Former Migra Shareholder (i) relinquishes any rights to reimbursement for all or any portion of their respective contributions to the payments made by the Company under the Settlement Agreement should the Company be successful in collecting any proceeds of insurance payable under the professional liability insurance policy issued by Reliance Insurance Company to MIGRA, and (ii) agree that any insurance proceeds collected by the Company under that policy shall be the sole property of the Company, and (iii) acknowledges, understands and agrees that the Company has fully funded the so-called "Basket" pursuant to the provisions of Section 8.3(a) of the Merger Agreement and that consequently no additional funds are available from the "Basket" to pay any other Indemnifiable Claims (as defined in the Merger Agreement), if any.

4. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and representatives, as the case may be.

5. SAVINGS AND SEVERABILITY CLAUSE. It is acknowledged and agreed by each of the parties hereto that should any provision of this Agreement be declared or be determined to be illegal or invalid by final determination of any court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

6. GOVERNING LAW. The rights and obligations arising under this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio.

7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of a manually executed counterpart.

8. HEADINGS. The headings of the sections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

9. EXHIBITS. All exhibits referred to and attached to this Agreement are incorporated herein by reference and made a part of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

FORMER MIGRA SHAREHOLDERS ASSOCIATED ESTATES REALTY

CORPORATION

/s/ Larry Wright By: /s/ Jeffrey I. Friedman

Larry Wright Jeffrey I. Friedman

/s/ James Cote' Its: Chairman of the Board & CEO

James Cote'

/s/ Louis Vogt

Louis Vogt

/s/ Gregory Golz

Gregory Golz

/s/ William Hughes

William Hughes

Schedule A

Redemption Calculation:

Partners	A Unit	Prorate	Redeemed Units
Jim Cote'	15,178	21.10%	8,295
Larry Wright	36,975	51.40%	20,207
Lou Vogt	8,129	11.30%	4,442
Bill Hughes	5,827	8.10%	3,185
Greg Golz	5,827	8.10%	3,185
	71,936	100.0%	39,314

Remaining OP Units After Redemption:

Partners	Class "A" OP Units	Redeemed Units	Remaining OP Units
Jim Cote'	108,328	8,295	100,033
Larry Wright	218,953	20,207	198,746
Lou Vogt	53,694	4,442	49,252
Bill Hughes	38,789	3,185	35,604
Greg Golz	19,127	3,184	15,942
	438,891	39,314	399,577

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